Collaborative Investment Series Trust 485BPOS

Exhibit 99(d)(xxii)

INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT (the “Agreement”), made as of August 16, 2023 between COLLABORATIVE INVESTMENT SERIES TRUST, a Delaware statutory trust (the “Trust”), and Goose Hollow Capital Management LLC, a limited liability company organized and existing under the laws of the New Jersey (the “Adviser”) located at 82 North Summit Street, Suite 2B, Tenafly, NJ 07670.

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series, each having its own investment objective or objectives, policies and limitations;

WHEREAS, the Trust offers shares in the series named on Appendix A hereto (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 1.3, being herein referred to as the “Fund,” or collectively the “Funds”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940;

WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the Trust with respect to the Funds in the manner and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

1.            Services of the Adviser.

1.1 Investment Advisory Services. The Adviser shall act as the investment adviser to the Funds and, as such, shall (i) obtain and evaluate such information relating to the economy, industries, business, securities markets and securities as it may deem necessary or useful in discharging its responsibilities hereunder, (ii) formulate a continuing program for the investment of the assets of the Funds in a manner consistent with their investment objective(s), policies and restrictions, and (iii) determine from time to time securities and other assets to be purchased, sold, retained or lent by the Funds, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected; provided, that the Adviser will place orders pursuant to its investment determinations either directly with the issuer or with a broker or dealer or other person, and if with a broker or dealer, (a) will attempt to obtain the best price and execution of its orders, and (b) may nevertheless in its discretion purchase and sell portfolio securities from and to brokers or dealers who provide the Adviser with research, analysis, advice and similar services and pay such brokers or dealers in return a higher commission than may be charged by other brokers or dealers. It is understood that the research, analysis, advice and similar services provided by such brokers or dealers may be useful to the Adviser in connection with its services to other clients.

The Trust hereby authorizes any entity or person associated with the Adviser or any sub-adviser retained by the Adviser pursuant to Section 9 of this Agreement, which is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

The Adviser shall carry out its duties with respect to each Fund’s investments in accordance with applicable law and the investment objectives, policies and restrictions set forth in the Fund’s then-current Prospectus and Statement of Additional Information, and subject to such further limitations as the Trust may from time to time impose by written notice to the Adviser. On occasions when the Adviser deems the purchase or sale of a security or other investment to be in the best interest of the Funds as well as other clients, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other investments to be so sold or purchased in order to obtain a favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be equitable and consistent with its fiduciary obligations to the Funds and to such other clients. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Funds.

1.2 Administrative Services. The Trust has engaged the services of an administrator. The Adviser shall provide such assistance and other services related to its investment advisory functions, as reasonably requested by the Board of Trustees or officers of the Trust; provided, that the Adviser shall not have any obligation to provide under this Agreement any direct or indirect services to Trust shareholders, any services related to the distribution of Trust shares, or any other services which are the subject of a separate agreement or arrangement between the Trust and the Adviser. Subject to the foregoing, in providing investment advisory services hereunder, the Adviser shall:

1.2.1 Office Space, Equipment, Personnel and Facilities. Provide such office space, office equipment, personnel and office facilities as are adequate to fulfill the Adviser’s obligations hereunder.

1.2.2 Books and Records. Maintain all books and records with respect to each Fund’s portfolio transactions in connection with the Adviser’s services hereunder that the Fund is required to keep under Rule 31a-1 under the Act.

1.2.3 Reports and Filings. Provide such information in its possession as may be reasonably requested in connection with the preparation of all periodic reports by each Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Fund and Fund shares, or to meet other regulatory or tax requirements applicable to the Funds, under federal and state securities and tax laws, and review sections of those reports and filings related to Adviser’s functions and designated responsibilities under this Agreement.

1.3 Additional Series. In the event that the Trust establishes one or more series after the effectiveness of this Agreement (“Additional Series”), Appendix A to this Agreement may be amended to make such Additional Series subject to this Agreement upon the approval of the Board of Trustees of the Trust and the shareholder(s) of the Additional Series, in accordance with the provisions of the Act. The Trust or the Adviser may elect not to make any such series subject to this Agreement. For the avoidance of doubt, Appendix A may not be amended without the written consent of the Adviser.

1.4 Change in Management or Control. The Adviser shall provide at least sixty (60) days’ prior written notice to the Trust of any actual change in management or “control” of the Adviser, as that term is defined in Section 2 of the Act. The Adviser shall provide prompt, advance notice, to the extent practicable, of any change in the portfolio manager(s) responsible for the day-to-day management of the Funds.

2.               Expenses of the Funds.

2.1 Expenses to be Paid by Adviser. The Adviser shall pay all salaries, expenses and fees of any officers, Trustees and employees of the Trust who are officers, directors, members or employees of the Adviser. Notwithstanding the foregoing, the Adviser is not obligated to pay the compensation or expenses of the Trust’s Chief Compliance Officer, regardless of whether the Chief Compliance Officer is affiliated with the Adviser. Other than as specifically indicated in this Agreement, the Adviser shall not be required to pay any expenses of the Funds or the Trust. Without limiting the foregoing, the salaries, expenses and fees of any officers, Trustees and employees of the Trust who are not officers, directors, members or employees of the Adviser will be paid by the Collaborative Fund Services, LLC.

In the event that the Adviser pays or assumes any expenses of the Trust or the Funds not required to be paid or assumed by the Adviser under this Agreement, the Adviser shall not be obligated hereby to pay or assume the same or any similar expense in the future; provided, that nothing herein contained shall be deemed to relieve the Adviser of any obligation to the Funds under any separate agreement or arrangement between the parties.

2.2 Expenses to be Paid by the Fund. The Funds shall bear all expenses of its operation, except those specifically allocated to the Adviser under this Agreement or under any separate agreement between the Trust and the Adviser. Subject to any separate agreement or arrangement between the Trust and the Adviser, the expenses allocated to a Fund, and not to the Adviser, include but are not limited to:

2.2.1 Custody. All costs and charges of depositories, custodians, and other agents for the transfer, receipt, safekeeping, and servicing of a Fund’s cash, securities, and other property.

2.2.2 Shareholder Servicing. All expenses of maintaining and servicing shareholder accounts, including but not limited to the charges of any shareholder servicing agent, dividend disbursing agent, transfer agent or other agent engaged by the Trust to service shareholder accounts.

2.2.3 Shareholder Reports. All expenses of preparing, setting in type, printing and distributing reports and other communications to shareholders.

2.2.4 Prospectus. All expenses of preparing, converting to EDGAR format, filing with the Securities and Exchange Commission or other appropriate regulatory body, setting in type, printing and mailing annual or more frequent revisions of a Fund’s Prospectus and Statement of Additional Information and any supplements thereto and of supplying them to shareholders.

2.2.5 Pricing and Portfolio Valuation. All expenses of computing a Fund’s net asset value per share and pricing a Fund’s investment portfolio, including any equipment or services obtained for the purpose of pricing shares or valuing a Fund’s investment portfolio.

2.2.6 Communications. All charges for equipment or services used for communications between the Adviser or the Trust and any custodian, shareholder servicing agent, portfolio accounting services agent, or other agent engaged by the Trust.

2.2.7 Legal and Accounting Fees; Professional Fees. All legal, accounting and auditing expenses, including charges for services and expenses of the Trust’s legal counsel and independent accountants. All professional fees (including, without limitation, expenses of consultants, experts, and specialists).

2.2.8 Trustees’ Fees and Expenses. All compensation of Trustees other than those affiliated with the Adviser, all expenses incurred in connection with such Trustees’ services as Trustees, and all other expenses of meetings of the Trustees and committees of the Trustees.

2.2.9 Shareholder Meetings. All expenses incidental to holding meetings of shareholders, including the printing of notices and proxy materials, and proxy solicitations therefor.

2.2.10 Federal Registration Fees. All fees and expenses of registering and maintaining the registration of a Fund under the Act and the registration of a Fund’s shares under the Securities Act of 1933 (the “1933 Act”), including all fees and expenses incurred in connection with the preparation, converting to EDGAR format, setting in type, printing, and filing of any Registration Statement, Prospectus and Statement of Additional Information under the 1933 Act or the Act, and any amendments or supplements that may be made from time to time.

2.2.11 State Registration Fees. All fees and expenses of taking required action to permit the offer and sale of a Fund’s shares under securities laws of various states or jurisdictions, and of registration and qualification of a Fund under all other laws applicable to the Trust or its business activities (including registering the Trust as a broker-dealer, or any officer of the Trust or any person as agent or salesperson of the Trust in any state).

2.2.12 Confirmations. All expenses incurred in connection with the issue and transfer of Fund shares, including the expenses of confirming all share transactions.

2.2.13 Bonding and Insurance. All expenses of bond, liability, and other insurance coverage required by law or regulation or deemed advisable by the Trustees of the Trust, including, without limitation, such bond, liability and other insurance expenses that may from time to time be allocated to a Fund in a manner approved by its Trustees.

2.2.14 Brokerage Commissions; Trading Costs. Ordinary and recurring investment expenses, including all fees and expenses related to portfolio transactions and positions for a Fund’s account (including brokerage, clearing, and settlement costs). Without limiting the foregoing, all brokers’ commissions and other charges incident to the purchase, sale or lending of a Fund’s portfolio securities and other assets.

2.2.15 Taxes. All taxes or governmental fees payable by or with respect to a Fund to federal, state or other governmental agencies, domestic or foreign, including stamp or other transfer taxes.

2.2.16 Trade Association Fees. All fees, dues and other expenses incurred in connection with the Trust’s membership in any trade association or other investment organization.

2.2.17 Compliance Fees. All charges for services and expenses of the Trust’s Chief Compliance Officer.

2.2.18 Nonrecurring and Extraordinary Expenses. Such nonrecurring and extraordinary expenses as may arise including the costs of litigations, actions, suits, or proceedings to which the Trust or the Funds is a party and the expenses the Trust or the Funds may incur as a result of its legal obligation to provide indemnification to its officers, Trustees and agents.

3.          Advisory Fee.

As compensation for all services rendered, facilities provided and expenses paid or assumed by the Adviser under this Agreement, the Funds shall pay the Adviser on the last day of each month, or as promptly as possible thereafter, a fee accrued daily and calculated by applying a monthly rate, based on an annual percentage rate, to each Fund’s average daily net assets for the month. The annual percentage rates applicable to the Funds are set forth in Appendix A to this Agreement, as it may be amended from time to time in accordance with Section 1.3 of this Agreement. If this Agreement shall be effective for only a portion of a month with respect to a Fund, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect for the Funds. The fee waiver is subject to recoupment if such recoupment can be achieved within the lesser of the foregoing expense limits or those in place at the time of recapture. Any waived fees may only be recouped within three years from the date when the amount was waived or reimbursed.

4.          Proxy Voting.

The Adviser will vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of a Fund may be invested from time to time. Such proxies will be voted in a manner that the Adviser deems, in good faith, to be in the best interest of the Funds and in accordance with the Adviser’s proxy voting policy. The Adviser agrees to provide a copy of its proxy voting policy to the Trust prior to the execution of this Agreement, and any amendments thereto promptly. It is understood and agreed that the Adviser shall also have the right to elect, at its discretion, not to exercise voting rights with respect to securities and other investments in which the Funds may be invested at any time, subject in all such instances to Adviser’s fiduciary obligations and its having made a determination in good faith that not voting is in the best interests of the Funds.

5.          Records.

5.1 Tax Treatment. The Trust shall maintain, or arrange for others to maintain, the books and records of the Trust in such a manner that treats each Fund as a separate entity for federal income tax purposes.

5.2 Ownership. All records required to be maintained and preserved by the Trust pursuant to the provisions or rules or regulations of the Securities and Exchange Commission under Section 31(a) of the Act and maintained and preserved by the Adviser on behalf of the Trust are the property of the Trust and shall be surrendered by the Adviser promptly on request by the Trust; provided, that the Adviser may at its own expense make and retain copies of any such records.

6.          Reports to Adviser.

The Trust shall furnish or otherwise make available to the Adviser such copies of each Fund’s Prospectus, Statement of Additional Information, financial statements, proxy statements, reports and other information relating to its business and affairs as the Adviser may, at any time or from time to time, reasonably require in order to discharge any of its obligations under this Agreement.

7.          Reports to the Trust.

The Adviser shall prepare and furnish to the Trust such reports, statistical data and other information in such form and at such intervals as the Trust may reasonably request.

8.          Code of Ethics.

The Adviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the Act and will provide the Trust with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, the Adviser will provide to the Board of Trustees of the Trust a written report that describes any issues arising under the code of ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Adviser has adopted procedures reasonably necessary to prevent “access persons” (as that term is defined in Rule 17j-1) from violating the code.

9.          Retention of Sub-Adviser.

Subject to the Trust’s obtaining the initial and periodic approvals required under Section 15 of the Act, the Adviser may retain one or more sub-advisers, at the Adviser’s own cost and expense, for the purpose of managing the investments of the assets of one or more Funds of the Trust. Retention of one or more sub-advisers shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall, subject to Section 11 of this Agreement, be responsible to the Trust for all acts or omissions of any sub-adviser retained by the Adviser in connection with the performance of the Adviser’s duties hereunder to the extent as if such actions or omissions were taken or made by the Adviser.

10.        Services to Other Clients.

The Adviser and its affiliates and any of their respective members, partners, officers, and employees shall devote so much of their time to the affairs of the Funds as in the judgment of the Adviser the conduct of its business shall reasonably require, and none of the Adviser or its affiliates shall be obligated to do or perform any act or thing in connection with the business of a Fund not expressly set forth herein. The services rendered by the Adviser pursuant to this Agreement are not to be deemed exclusive, and the Adviser may render similar services to other entities. Nothing herein contained shall limit the freedom of the Adviser or any affiliated person of the Adviser to render investment management and administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.

11.        Limitation of Liability of Adviser and its Personnel.

Neither the Adviser nor any director, member, partner, manager, officer or employee of the Adviser performing services for the Trust at the direction or request of the Adviser in connection with the Adviser’s discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, the Funds or any shareholders in connection with any matter to which this Agreement relates, and the Adviser shall not be responsible for any action of the Trustees of the Trust in following or declining to follow any advice or recommendation of the Adviser or any sub-adviser retained by the Adviser pursuant to Section 9 of this Agreement; PROVIDED, that nothing herein contained shall be construed (i) to protect the Adviser against any liability to the Trust or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Adviser’s duties, or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement, or (ii) to protect any director, manager, officer or employee of the Adviser who is or was a Trustee or officer of the Trust against any liability of the Trust or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office with the Trust.

12.        Effect of Agreement.

Nothing herein contained shall be deemed to require to the Trust to take any action contrary to its Declaration of Trust or its By-Laws or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Trustees of the Trust of their responsibility for and control of the conduct of the business and affairs of the Trust.

13.        Term of Agreement.

The term of this Agreement shall begin on the date first above written, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of two years. Thereafter, this Agreement shall continue in effect with respect to the Funds from year to year, subject to the termination provisions and all other terms and conditions hereof; PROVIDED, such continuance with respect to the Funds is approved at least annually in the manner required under the Act. The Adviser shall furnish to the Trust, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

14.        Amendment or Assignment of Agreement.

Any amendment to this Agreement shall be in writing signed by the parties hereto; PROVIDED, that no such amendment shall be effective unless authorized (i) by resolution of the Trustees of the Trust, including the vote or written consent of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto, and (ii) by vote of a majority of the outstanding voting securities of the Funds affected by such amendment as required by applicable law. This Agreement shall terminate automatically and immediately in the event of its assignment.

15.        Termination of Agreement.

This Agreement may be terminated as to any Fund at any time by either party hereto, without the payment of any penalty, upon sixty (60) days’ prior written notice to the other party; PROVIDED, that in the case of termination by any Fund, such action shall have been authorized (i) by resolution of the Trust’s Board of Trustees, including the vote or written consent of Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto, or (ii) by vote of majority of the outstanding voting securities of a Fund. Sections 2, 3, 11, 16, 18, 19, 22 and 23 hereof shall survive the termination of this Agreement.

16.          Use of Name.

The Trust and the Adviser acknowledge that all rights to the name “Goose Hollow” belongs to the Adviser, and that the Trust is being granted a limited license to use such words in the name of the Funds. There is no charge to the Trust for the right to use this name. In the event the Adviser ceases to be the investment adviser to a Fund, that Fund’s right to the use of the name “Goose Hollow” shall automatically cease on the 90th day following the termination of this Agreement with respect to the Fund, in which event the Fund shall promptly take whatever action may be necessary (including calling a meeting of its Board of Trustees or investors) to change its name and to discontinue any further use of the name “Goose Hollow” in the name of the Fund or otherwise. The right to the name may also be withdrawn by the Adviser during the term of this Agreement upon 90 days written notice to the Trust. Nothing contained herein shall impair or diminish in any respect the Adviser’s right to use the name “Goose Hollow” in the name of, or in connection with, any other business enterprise with which the Adviser is or may become associated. Without limiting the foregoing, the name “Goose Hollow” may be used or licensed by the Adviser in connection with any of its activities, or licensed by the Adviser to any other party.

17.          Declaration of Trust.

The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust’s Declaration of Trust and agrees that the obligations assumed by the Trust or the Funds, as the case may be, pursuant to this Agreement shall be limited in all cases to the Trust or the Funds, as the case may be, and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust. In addition, the Adviser shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee. The Adviser understands that the rights and obligations of any Fund under the Declaration of Trust are separate and distinct from those of any and all other Fund. The Adviser further understands and agrees that no Fund of the Trust shall be liable for any claims against any other Fund of the Trust and that the Adviser must look solely to the assets of the pertinent Fund of the Trust for the enforcement or satisfaction of any claims against the Trust with respect to that Fund.

18.          Confidentiality.

Subject to the duties of the Adviser and the Trust to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to a Fund and the Trust and the actions of the Adviser and the Funds in respect thereof. The Adviser may disclose such confidential information to its officers, employees, affiliates and agents and to other third parties (including, without limitation, custodians, brokers, counterparties and trade data repositories) in connection with the performance of its services under this Agreement. Notwithstanding anything to the contrary herein, the Funds and the Trust authorize and consent to the disclosure of the Trust’s and the Funds’ identities as a client of the Adviser in any representative client list prepared by the Adviser for use in its marketing materials.

19.          Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the State of New York.

20.          Interpretation and Definition of Terms.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts, or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment” and “affiliated person,” as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the Act. In addition, when the effect of a requirement of the Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

21.          Captions.

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

22.          No Third-Party Beneficiaries.

Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

23.          Force Majeure.

Notwithstanding any other provision of this Agreement, the Adviser shall not be liable for any loss caused directly or indirectly by circumstances beyond its reasonable control, including without limitation government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, labor difficulties, fires, earthquakes, floods or other catastrophes, acts of God, mechanical breakdowns, or malfunctions, failure or disruption of utilities, communications, computer or information technology (including without limitation hardware or software), or power supply.

24.          Execution in Counterparts.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

COLLABORATIVE INVESTMENT
SERIES TRUST

By:	/s/ Gregory Skidmore
Name:	Greg Skidmore
Title:	President

GOOSE HOLLOW CAPITAL
MANAGEMENT LLC

By:	/s/ Krishna Kumar
Name:	Krishna Kumar
Title:	Managing Member

COLLABORATIVE INVESTMENT SERIES TRUST

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND

Goose Hollow Multi-Strategy Income ETF	0.65%
Goose Hollow Enhanced Equity ETF	0.85%